Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

IAC/INTERACTIVECORP

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, IAC/InterActiveCorp (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

ARTICLE I of the Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows:

“ARTICLE I

The name of the Corporation is IAC Inc.”

SECOND: That the foregoing amendment was duly adopted in accordance with Section 242 of the DGCL without the necessity of a meeting or vote of stockholders pursuant to Section 242(b)(1) of the DGCL.

THIRD: That this Certificate of Amendment shall become effective at 12:01 a.m. Eastern Time on August 11th, 2022 in accordance with the provisions of Sections 103 and 242 of the DGCL.

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IN WITNESS WHEREOF, said Corporation has caused this certificate to be duly executed on this 8th day of August, 2022.

IAC/InterActiveCorp

By:	/s/ Joanne Hawkins
Name: Joanne Hawkins
Title: Sr. Vice President, Deputy General Counsel and Assistant Secretary